Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE THIRD

QUARTER ENDED NOVEMBER 1, 2008

Contact:	Julia Bentley
(865) 981-6243 www.saksincorporated.com

New York, New York (November 18, 2008)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the third quarter and nine months ended November 1, 2008.

Overview of Results for the Third Quarter and Nine Months

Saks recorded a net loss of $42.8 million, or $.31 per share, for the third quarter ended November 1, 2008. The third quarter included the following after-tax items totaling $24.5 million, or $0.18 per share:

•	expenses of $10.6 million related to asset impairments (primarily related to discontinuation of the Club Libby Lu operations),

•	a gain of $0.7 million related to the sale of a vacant real estate parcel, and

•	the write-off and adjustment of $14.6 million of certain deferred tax assets primarily associated with Federal Net Operating Loss tax credits that are subject to expiration at the end of fiscal 2008.

For the prior year third quarter ended November 3, 2007, the Company recorded net income of $21.6 million, or $.14 per share. The prior year third quarter included the following after-tax items totaling $4.3 million, or $.03 per share:

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expenses of approximately $0.5 million for retention, severance, and transition costs related to the Company’s downsizing and consolidation following the disposition of its Saks Department Store Group (“SDSG”) businesses,

•	$0.3 million related to asset impairments and dispositions,

•	expenses of approximately $0.8 million due to an increase in income tax reserves related to certain tax examinations, and

•	expenses of approximately $2.7 million associated with the previously disclosed investigations and settlements.

For the nine months ended November 1, 2008, Saks recorded a net loss of $56.2 million, or $.41 per share. The nine months included the following after-tax items totaling $25.5 million, or $0.18 per share:

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expenses of $11.4 million related to asset impairments (approximately $10.6 million of which were related to discontinuation of the Club Libby Lu operations with the majority of the balance related to the Saks Fifth Avenue Ft. Lauderdale store closing),

•	expenses of approximately $0.2 million for severance costs related to the Ft. Lauderdale store closing,

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•	a gain of $0.7 million related to the sale of a vacant real estate parcel, and

•	the write-off and adjustment of $14.6 million of certain deferred tax assets previously mentioned.

For the prior year nine months ended November 3, 2007, the Company recorded net income of $8.0 million, or $.05 per share. The prior year nine months included the following after-tax items totaling $26.6 million, or $.17 per share:

•	expenses of approximately $16.2 million for retention, severance, and transition costs,

•	a loss on extinguishment of debt totaling $3.4 million related to the repurchase of $106.3 million of senior notes,

•	$2.5 million related to asset impairments and dispositions,

•	expenses of approximately $0.8 million due to an increase in income tax reserves related to certain tax examinations, and

•	expenses of approximately $3.7 million associated with the previously disclosed investigations and settlements.

Comments on the Third Quarter and Nine Months Ended November 1, 2008

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “Our sales results and operating performance in the third quarter were well below our initial expectations, reflecting rapidly deteriorating macroeconomic conditions throughout the period.”

The Company’s comparable store sales declined 5.9%, 10.9%, and 16.6% in August, September, and October, respectively, culminating in an 11.5% decline for the quarter. This compares to the 11.4% comparable store sales gain reported in last year’s third quarter.

Sadove commented, “During the quarter, the Company experienced progressive softening across all geographies, merchandise categories, and channels of distribution. In previous quarters, comparable store sales performance of the New York City flagship store, which comprises approximately 20% of our total Company revenues, meaningfully outperformed the balance of the store base. We saw this trend change in the third quarter, with the New York store sales performance only slightly better than the Company average. October was a more difficult month for this location as the financial markets worsened, news of bank failures and additional lay-offs took hold, and tourism slowed. Certain of the Company’s newly-renovated stores outside of New York City, however, continued to post better than the chain-wide average results.

“During the quarter, the Company continued to experience widespread weakness in women’s apparel and softness in areas such as women’s shoes and handbags that had delivered explosive growth during 2007. Some of the relatively better-performing merchandise categories for Saks Fifth Avenue during this quarter included cosmetics, fragrances, jewelry, men’s contemporary sportswear, and men’s shoes.”

While Saks Direct was a relative bright spot, posting a comparable store sales gain of approximately 10% for the quarter on top of last year’s nearly 40% third quarter growth, sales growth in this business slowed significantly from prior quarters. Likewise, although Saks Fifth Avenue OFF 5TH’s (“OFF 5TH”) comparable store sales performance was better than the Company’s average for the period, business trends were significantly below prior quarters.

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Sadove commented, “In spite of the extremely challenging environment, our organization is continuing to respond appropriately. In the luxury business, inventory purchase lead times typically are six to nine months. When we originally planned fall 2008, we expected low-single digit comparable store sales growth. The rapid deterioration in the retail environment has caused the gap between sales trends and inventory levels to widen. We are working to align our inventory levels, but we are obviously not there yet as evidenced by our 4.4% comparable store inventory increase at quarter end. Our vendor partners are continuing to work collaboratively with us, allowing us to return merchandise and cancel orders where possible to better balance inventories, and we have added and will continue to add targeted promotional activities to stimulate sales and reduce inventories.”

The Company’s gross margin rate decreased 640 basis points in the quarter. Approximately 450 basis points of the year-over-year deterioration was due to an increase in markdowns, an increase in the percentage of business generated during promotional days as consumers continue to shift purchases to promotional events, and the inability to leverage a relatively fixed level of permanent markdowns during the quarter against the 11.5% comparable store sales decrease. The balance of the rate deterioration related to the acceleration of certain permanent markdowns from the fourth quarter last year into the third quarter this year and modest deleverage on buying and distribution costs.

The Company managed its SG&A expenses during the quarter, reducing expenses by approximately $17.5 million, or 8.7% from the prior year (excluding certain items). SG&A as a percent of sales (excluding certain items) was 26.2% compared to 25.2% in the prior year third quarter.

The year-over-year third quarter operating loss (excluding certain items) totaled $18.0 million this year compared to operating income of $51.3 million last year. For the nine months ended November 1, 2008, the Company’s gross margin rate declined by 340 basis points, and SG&A expense (excluding certain items) increased by 70 basis points. On a year-to-date basis, the Company posted an operating loss (excluding certain items) of $20.5 million compared to operating income of $82.6 million for the same period last year.

Club Libby Lu

On November 5, 2008, the Company announced its plans to discontinue the operations of its Club Libby Lu specialty store business by the end of the Company’s first fiscal quarter ending May 2, 2009. Sadove noted, “Club Libby Lu was a better strategic fit with our traditional department store business, and discontinuing its operations will allow us to focus 100% of our time and resources on executing the strategies of our core Saks Fifth Avenue business.”

Club Libby Lu generated revenues of approximately $60 million for the fiscal year ended February 2, 2008. The Company will present Club Libby Lu as a discontinued operation in its fiscal fourth quarter and year-end financial statements. The Club Libby Lu business was not profitable.

In the third quarter, the Company incurred after-tax non-cash charges of approximately $10.6 million related to fixed asset impairments related to the business. The Company expects to record after-tax charges of approximately $18 million to $27 million in the fourth quarter ending January 31, 2009 primarily related to approximately $3 million of severance costs and approximately

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$15 million to $24 million of costs associated with inventory liquidation, store closure, and lease termination costs. The Company anticipates that approximately $16 million to $25 million of the total charges will result in cash payments during the fourth quarter of fiscal 2008 and in fiscal year 2009.

Balance Sheet Highlights

Consolidated inventories at November 1, 2008 totaled $1.02 billion, an approximate 4.0% increase over the prior year. Inventories increased approximately 4.4% on a comparable stores basis.

At quarter end, the Company had approximately $20.0 million of cash on hand and $80.6 million of direct outstanding borrowings on its $500 million revolving credit facility. Funded debt (including capitalized leases and borrowings on the revolving credit facility) at November 1, 2008 totaled approximately $649 million, and debt-to-capitalization was 37.2% (without giving effect to cash on hand). Subsequent to quarter end (on November 15, 2008), $84.1 million of senior notes matured, and as anticipated, the Company retired the notes by drawing on the revolving credit facility.

The Company believes it has ample flexibility under its existing debt facilities, and there are no short-term maturities of senior debt. The Company’s revolving credit facility terminates in September 2011 and is subject to no covenants unless the availability falls below $60 million. At that time, the Company is subject to a fixed charge coverage ratio of at least 1:1. The Company’s remaining senior notes total $192.3 million and mature as follows: $45.9 million in December 2010, $141.6 million in October 2011, $2.9 million in December 2013, and $1.9 million in February 2019. The Company also has a 2% $230 million convertible debenture which matures in 2024.

In the third quarter, the Company repurchased no shares of common stock. On a year-to-date basis, the Company has repurchased approximately 2.9 million shares at an average price of $11.83. The Company has remaining availability of approximately 32.7 million shares under its existing repurchase authorization programs.

Management believes it is appropriate to target financial leverage with a Funded Debt to EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) ratio of less than 2.5x.

Net capital spending for the nine months ended November 1, 2008 totaled approximately $95 million.

Outlook for the Fourth Quarter of 2008

Sadove noted, “The current macroeconomic and retail environment is unprecedented, and consequently, it is impossible to predict future performance with any degree of certainty. As we continue to face these very challenging conditions, we are taking appropriate and decisive measures related to inventory, expenses, and capital spending.”

Assuming a continuation of October sales trends into the fourth quarter, the Company’s assumptions for the fourth quarter and fiscal year 2008 (excluding the impact of certain items) are outlined below. Variation from these sales trends, up or down, could materially impact the assumptions listed.

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•	Comparable store inventory levels are expected to be up in the low-single-digit range at fiscal year end.

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Assuming continuation of consumers’ propensity to purchase promotional merchandise rather than full-price product and based on the Company’s fourth quarter promotional calendar and permanent markdown cadence, the result will be a more significant year-over-year decline in gross margin rate in the fourth quarter than it experienced in the third quarter. The degree of the deterioration largely depends on sales performance.

•	For the fourth quarter, absolute SG&A dollars (excluding certain items) are expected to be down modestly from the prior year.

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Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) totaling approximately $90 million to $94 million for the fourth quarter, which includes depreciation and amortization of approximately $42 million.

•	Interest expense approximating $8.5 million for the fourth quarter, bringing the full year to approximately $38 million.

•	An effective tax rate of approximately 40.0% for the fourth quarter.

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A diluted common share count of approximately 138 to 140 million for the fourth quarter, assuming the convertible debenture is not convertible and therefore no related share equivalents are added to the share count.

•	Capital expenditures for 2008 of approximately $125 million, which includes store renovations, maintenance capital, and ongoing information technology enhancements.

Comments on 2009

Sadove concluded, “As we look to next year, we remain very concerned about the environment and are planning accordingly. We continue to focus on what we can control. For fiscal spring 2009, we have planned inventory receipts down approximately 15%, and we will continue to add targeted promotions and take other actions in order to more appropriately position our inventory levels. If we continue to experience difficult sales trends and as we strive to balance inventories, gross margins will continue to be under pressure. We are taking further actions to reduce our SG&A expense structure to coincide with the Company’s lower revenue base. Although our capital plan for 2009 has not yet been finalized, we expect capital spending will approximate $75 million next year, a substantial decrease from prior year levels.

“Our customer reacts to the volatility and weakness in the financial markets. When the markets stabilize and begin to improve, we believe our customers will return to their more robust shopping patterns.

“We have an exceptional brand, valuable real estate, a loyal customer base, solid vendor relationships, and an outstanding team. Although we are staying the course with our long-term strategies, we are making short-term adjustments as needed in this environment. We are positioning the Company to be an even stronger organization when the economy improves.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue (which consists of Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct) and Club Libby Lu stores. Total sales (in millions) for the third quarter and nine months ended November 1, 2008 compared to last year’s third quarter and nine months ended November 3, 2007 were:

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	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
Third Quarter	$698.0	$796.1	(12.3%)	(11.5%)
Nine Months	$2,229.6	$2,282.9	(2.3%)	(2.2%)

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Third Quarter	$5.3	$6.0
Nine Months	$19.1	$19.3

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, November 18, 2008 to discuss results for the quarter and nine months. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 30480345).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates Saks Fifth Avenue which is comprised of 53 Saks Fifth Avenue stores, 51 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card

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loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Three Months Ended
	November 1, 2008		November 3, 2007
Net sales	$698,037	100.0%	$796,063	100.0%
Cost of sales	449,741	64.4%	462,001	58.0%

Gross margin	248,296	35.6%	334,062	42.0%

Selling, general and administrative expenses	183,040	26.2%	205,981	25.9%
Other operating expenses:
Property and equipment rentals	28,551	4.1%	28,086	3.5%
Depreciation & other amortization	32,904	4.7%	33,555	4.2%
Taxes other than income taxes	20,928	3.0%	20,137	2.5%
Store pre-opening costs	848	0.1%	436	0.1%
Impairments and dispositions	17,134	2.5%	413	0.1%

Operating income (loss)	(35,109)	-5.0%	45,454	5.7%

Other income (expense):
Interest expense	(9,961)	-1.4%	(10,199)	-1.3%
Loss on extinguishment of debt	—	0.0%	—	0.0%
Other income, net	1,487	0.2%	2,333	0.3%

Income (loss) before income taxes	(43,583)	-6.2%	37,588	4.7%

Provision (benefit) for income taxes	(828)	-0.1%	15,998	2.0%

Net Income (loss)	$(42,755)	-6.1%	$21,590	2.7%

Per-share amounts - Net Income (loss)
Basic loss per common share:	$(0.31)		$0.15

Diluted loss per common share:	$(0.31)		$0.14
Weighted average common shares:
Basic	137,715		141,102
Diluted	137,715		153,049

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Nine Months Ended
	November 1, 2008		November 3, 2007
Net sales	$2,229,622	100.0%	$2,282,916	100.0%
Cost of sales	1,418,230	63.6%	1,373,808	60.2%

Gross margin	811,392	36.4%	909,108	39.8%

Selling, general and administrative expenses	581,891	26.1%	613,084	26.9%
Other operating expenses:
Property and equipment rentals	85,779	3.8%	83,635	3.7%
Depreciation & other amortization	98,446	4.4%	100,081	4.4%
Taxes other than income taxes	64,619	2.9%	62,106	2.7%
Store pre-opening costs	1,436	0.1%	697	0.0%
Impairments and dispositions	18,493	0.8%	4,111	0.2%

Operating income	(39,272)	-1.8%	45,394	2.0%

Other income (expense):
Interest expense	(29,970)	-1.3%	(32,100)	-1.4%
Loss on extinguishment of debt	—	0.0%	(5,634)	-0.2%
Other income, net	3,174	0.1%	6,903	0.3%

Loss before income taxes	(66,068)	-3.0%	14,563	0.6%

Benefit for income taxes	(9,881)	-0.4%	6,562	0.3%

Net loss	$(56,187)	-2.5%	$8,001	0.4%

Per-share amounts - Net loss
Basic loss per common share:	$(0.41)		$0.06
Diluted loss per common share:	$(0.41)		$0.05

Weighted average common shares:
Basic	138,713		141,077
Diluted	138,713		153,853

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	November 1, 2008	November 3, 2007
ASSETS
Current assets
Cash and cash equivalents	$20,008	$63,464
Merchandise inventories	1,016,192	976,880
Other current assets	119,917	102,172
Deferred income taxes, net	35,954	23,509

Total current assets	1,192,071	1,166,025

Property and equipment, net	1,072,990	1,091,196
Goodwill and intangibles, net	277	304
Deferred income taxes, net	100,758	144,224
Other assets	50,537	35,862

TOTAL ASSETS	$2,416,633	$2,437,611

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$250,353	$264,450
Accrued expenses and other current liabilities	258,384	278,025
Dividend payable	1,421	2,653
Current portion of long-term debt	169,429	260,433

Total current liabilities	679,587	805,561

Long-term debt	479,831	338,554
Other long-term liabilities	159,377	166,031

Total liabilities	1,318,795	1,310,146
Commitments and Contingencies	—	—
Shareholders’ Equity	1,097,838	1,127,465

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,416,633	$2,437,611